EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Gene Bertcher Investors Relations (800)400-6407 investor-realtions@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Third Quarter 2013 Results

DALLAS (November 14, 2013) — Transcontinental Realty Investors, Inn (NYSE: TC1), a Dallat based real estate investment company, today rerported results of operations for the third quarter ended September 30, 2013. TCI announced today that the Company reported net loss applicable to common shares of $6.2 million or $0.74 per diluted earnings per share, as compared to a net loss applicable to common shares of $0.5 million or $0.07 per diluted earnings per share for the same period ended 2012.

The Company continues to fortify its portfolio and streamline its operational activity, while at the same time maintaining its commitment to creating value. As market conditions improve, we continue to pursue selective opportunities.

The apartment portfolio continues to be fairly robust and we are seeing encouraging signs within our commercial portfolio, as new tenant activity is improving. At the same time there is growing, though modest, indications of renewed interest in land sales.

Rental and other property revenues were $26.6 million for the three months ended September 30, 2013. This represents a decrease of $0.3 million, as compared to the prior period revenues of $26.9 million. Our apartment portfolio increased by $0.9 million, our commercial portfolio decrease by $1.3 million and we saw a small increase of $0.1 million in our land portfolio. Within the apartment portfolio, the increase is due primarily to increased rent revenue and stabilized mid-90's occupancy throughout the portfolio. Within our commercial portfolio, the same properties decreased by $13 million realted to some larger square-foot tenants down-sizing or moving out. Although we have had a decrease in rental revenue related to these vacancies, we have secured several new leases that are in the build-out process or have recently moved in and we expect to see our commercial portfolio revenue increase in the near future. Within the land and other portfolio, the increase is due to oil and gas royalties.

General and administrative expenses were $1.5 million for the three months ended September 30, 2013. This represents an increase of $0.5 million, as compared to the prior period expenses of $1.0 million. The majority of the increase is related to professional services and an increase in our cost reimbursements due to our Advisor.

Interest income was $2.1 million for the three months ended September 30, 2013. This represents an increase of $1.1 million, as compared to the prior period interest income of S1.0 million. This increase was due to an agreement made on January 1, 2013, where the Company extended the maturity on the surplus cash flow notes receivable from UHF for an additional term of five years in exchange for the early termination of the preferred interest rate. The original notes gave a five-year period of preferred interest rate at 5.25%, before returning to the original note rate of 12.0%.

Mortgage and loan interest was $8.9 million for the three months ended September 30, 2013. This represents a decrease of $1.3 million, as compared to the prior period interest expense $10.2 million. This change, by segment, is a decrease in the apartment portfolio of $0.9 million, a decrease in the commercial portfolio of $0.1 million and a decease in the other portfolio $0.3 million. Within the apartment portfolio, the majority of the decrease relates to the same apartment portfolio due to the refinances closed with long-term, low interest rates. The other portfolio decreased primarily due to the reduction of the related party obligation, resulting in less interest expense owed to the current period.

Litigation settlement expense was S2.7 million for the three months ended September 30, 2013. The settlernent expenses relate to guarantor settlements on various land parcels that were foreclosed upon in prior years. In order to avoid future litigation and legal expenses, we settled and are making payment plans on the agreed upon deficiencies.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the US, including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate.  For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $165 and $164 for the three months and $497 and $499 for the nine months ended 2013 and 2012, respectively, from related parties)	$26,616	$26,915	$78,901	$79,136

Expenses:
Property operating expenses (including $196 and $225 for the three months and $602 and $735 for the nine months ended 2013 and 2012, respectively, from related parties)	13,198	13,343	37,535	38,254
Depreciation and amortization	5,275	4,965	15,525	14,871
General and administrative (including $721 and $547 for the three months and $2,264 and $1,796 for the nine months ended 2013 and 2012, respectively, from related parties)	1,545	968	4,990	4,176
Provision on impairment of notes receivable and real estate assets	214	-	214	-
Advisory fee to related party	2,168	2,198	6,377	6,719
Total operating expenses	22,400	21,474	64,641	64,020
Net operating income	4,216	5,441	14,260	15,116

Other income (expenses):
Interest income (including $2,168 and $1,092 for the three months and $6,456 and $8,107 for the nine months ended 2013 and 2012, respectively, from related parties)	2,131	1,031	6,427	8,129
Other income and expenses (including $0 and $1,500 for the three months and $0 and $4,500 for the nine months ended 2013 and 2012, respectively, from related parties)	77	1,218	257	4,529
Mortgage and loan interest (including $397 and $714 for the three months and $1,323 and $2,193 for the nine months ended 2013 and 2012, respectively, from related parties)	(8,873)	(10,198)	(28,110)	(32,586)
Deferred borrowing costs amortization	(90)	552	(3,468)	(2,299)
Loan charges and prepayment penalties	-	(35)	(7,208)	(6,197)

Loss on the sale of investments	(275)	-	(283)	(118)
Earnings (losses) from unconsolidated joint ventures and investees	(30)	5	(28)	(58)
Litigation settlement	(2,739)	(130)	(2,727)	(135)
Total other expenses	(9,799)	(7,557)	(35,140)	(28,735)
Net loss before gain on land sales, non-controlling interest, and taxes	(5,583)	(2,116)	(20,880)	(13,619)
Gain (loss) on land sales	-	2,913	(48)	8,074
Net income (loss) from continuing operations before taxes	(5,583)	797	(20,928)	(5,545)
Income tax benefit (expense)	(95)	(356)	8,476	1,279
Net income (loss) from continuing operations	(5,678)	441	(12,452)	(4,266)
Discontinued operations:
Net loss from discontinued operations	(398)	(1,098)	(174)	(1,518)
Gain on sale of real estate from discontinued operations	127	82	24,392	5,173
Income tax benefit (expense) from discontinued operations	95	356	(8,476)	(1,279)
Net income (loss) from discontinued operations	(176)	(660)	15,742	2,376
Net income (loss)	(5,854)	(219)	3,290	(1,890)
Net income attributable to non-controlling interest	(97)	(43)	(323)	(297)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(5,951)	(262)	2,967	(2,187)
Preferred dividend requirement	(279)	(277)	(830)	(831)
Net income (loss) applicable to common shares	$(6,230)	$(539)	$2,137	$(3,018)

Earnings per share - basic
Net income (loss) from continuing operations	$(0.72)	$0.01	$(1.62)	$(0.64)
Net income (loss) from discontinued operations	(0.02)	(0.08)	1.87	0.28
Net income (loss) applicable to common shares	$(0.74)	$(0.07)	$0.25	$(0.36)

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.72)	$0.01	$(1.62)	$(0.64)
Net income (loss) from discontinued operations	(0.02)	(0.08)	1.87	0.28
Net income (loss) applicable to common shares	$(0.74)	$(0.07)	$0.25	$(0.36)

Weighted average common shares used in computing earnings per share	8,413,469	8,413,469	8,413,469	8,413,469
Weighted average common shares used in computing diluted earnings per share	8,413,469	8,413,469	8,413,469	8,413,469

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$(5,775)	$398	$(12,775)	$(4,563)
Net income (loss) from discontinued operations	(176)	(660)	15,742	2,376
Net income (loss)	$(5,951)	$(262)	$2,967	$(2,187)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$942,013	$978,781
Real estate held for sale at cost, net of depreciation ($151 for 2013 and $4,658 for 2012)	-	18,077
Real estate subject to sales contracts at cost, net of depreciation ($1,861 for 2013 and $16,412 for 2012)	41,549	45,706
Less accumulated depreciation	(149,085)	(145,614)
Total real estate	834,477	896,950
Notes and interest receivable:
Performing (including $59,444 in 2013 and $58,008 in 2012 from related parties)	62,522	60,637
Non-performing	685	723
Less allowance for doubtful accounts (including $2,097 in 2013 and 2012 from related parties)	(2,395)	(2,262)
Total notes and interest receivable	60,812	59,098
Cash and cash equivalents	9,076	16,620
Related party receivables	3,856	-
Investments in unconsolidated joint ventures and investees	5,508	5,439
Other assets	57,517	67,237
Total assets	$971,246	$1,045,344

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$712,745	$730,931
Notes related to real estate held for sale	2,466	18,915
Notes related to real estate subject to sales contracts	28,068	55,976
Stock-secured notes payable	2,195	2,221
Related party payables	-	10,057
Deferred gain (from sales to related parties)	53,096	53,096
Accounts payable and other liabilities (including $4,783 in 2013 and $4,282 in 2012 to related parties)	37,047	41,019
Total liabilities	835,617	912,215

Shareholders’ equity:
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2013 and 2012 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2013 and 2012 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares, issued 8,413,669 shares in 2013 and 2012 and outstanding 8,413,469 shares in 2013 and 2012	84	84
Treasury stock at cost, 200 shares in 2013 and 2012	(2)	(2)
Paid-in capital	271,998	272,774
Retained earnings	(153,592)	(156,559)
Total Transcontinental Realty Investors, Inc. shareholders' equity	118,489	116,298
Non-controlling interest	17,140	16,831
Total shareholders' equity	135,629	133,129
Total liabilities and shareholders' equity	$971,246	$1,045,344